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For Immediate Release

PROXY Governance Recommends Against Taro’s Board and Supports Sun

Mumbai, India: December 21, 2009: Sun Pharmaceutical Industries Ltd. (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715) today announced that PROXY Governance, Inc., a leading independent proxy advisory firm, recommended that shareholders of Taro Pharmaceutical Industries Ltd. (Pink Sheets: TAROF) withhold their votes for the re-election of the existing board of directors of Taro and vote against the board’s two nominees for external director and against both of the board’s indemnification proposals in the upcoming Annual General Meeting of Taro’s shareholders scheduled for December 31, 2009.

In its report, dated December 18, 2009, PROXY Governance highlighted the “weak accounting discipline and lack of internal controls” which led to Taro’s restatements of its 2003 and 2004 financial results and warned that the “board’s continuing failure to file audited financial statements ... should be a far broader concern for shareholders than even the initial accounting irregularities, evidence of an almost unconscionably lethargic board with no visible sense of responsibility or accountability to any of the company’s shareholders except, perhaps, the founding family which under Israeli law regularly reappoints most of them.”

Observing that the board’s current indemnification proposal would explicitly cover the board’s failure to provide audited financial statements and other past actions, PROXY Governance concluded “the net effect of the proposal would be ... to transfer liability for their failures from the incumbent directors to the company (and thus the shareholders themselves).”

PROXY Governance described the board’s attacks on Sun as “misdirection” and “astonishingly clumsy,” recognizing that the price of Sun’s tender offer was “simply to fulfill a contractual obligation for the exercise of its option to purchase the Levitt-Moros family’s founders’ shares.”  The report further concluded that Sun “may actually have proven itself a better steward of shareholders’ interests by repeatedly ... highlighting the ongoing weaknesses of the company’s operations.”

Sun urges fellow Taro shareholders to consider PROXY Governance’s independent advice and vote against the re-election of the incumbent directors and their nominees for external directors and against the board’s indemnification proposals by signing, dating and returning their proxy cards immediately.

For questions or assistance in voting or changing their votes, Taro shareholders can contact Sun’s proxy solicitors, MacKenzie Partners, Inc., within the U.S. and Canada at 1-800-322-2885 (toll-free) or 1-212-929-5500 (call collect), within Israel at +1-809-494-159 (toll-free) or via email at proxy@mackenziepartners.com.

About PROXY Governance, Inc.

PROXY Governance, Inc. is an independent and conflict-free proxy advisory firm that helps build long-term shareholder value by providing various proxy advisory services to institutional investors.  PROXY Governance’s services include high-quality research, independent voting recommendations and a state-of-the-art proxy voting platform known as PROXY Advantage.  More information about the firm is available at www.proxygovernance.com.

About Sun Pharmaceutical Industries Ltd.

Established in 1983, listed since 1994 and headquartered in India, Sun Pharmaceutical Industries Ltd. (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE:SUNPHARMA, BSE: 524715) is an international, integrated, speciality pharmaceutical company.  It manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, US and several other markets across the world.  In India, the company is a leader in niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology, and orthopedics.  The company has strong skills in product development, process chemistry, and manufacturing of complex API, as well as dosage forms. More information about the company can be found at www.sunpharma.com.

Contacts

Uday Baldota		Mira Desai
Tel	+91 22 6645 5645, Xtn 605	Tel	+91 22 6645 5645, Xtn 606
Tel Direct	+91 22 66455605	Tel Direct	+91 22 66455606
Mobile	+91 98670 10529	Mobile	+91 98219 23797
E mail	uday.baldota@sunpharma.com	E mail	mira.desai@sunpharma.com

Brunswick Group for Sun Pharma		MacKenzie Partners
Erin Becker/Nicki Kahner		Robert Marese
+1 212 333 3810		+1 212 929 5500

Arad Communications for Sun Pharma		Greenhill
Irit Radia		Ashish Contractor
+972-54-6699311		+1 212 389 1537

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